P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
February 3, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES PLANNED RETIREMENT OF GEORGE W. BROUGHTON FROM BOARD OF DIRECTORS
_____________________________________________________________________
MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that, after 33 years of dedicated service, George W. Broughton plans to retire from the Board of Directors of Peoples and the Board of Directors of Peoples’ banking subsidiary, Peoples Bank, each effective when his current term ends on April 27, 2023. Mr. Broughton has served on the Boards of Directors of Peoples and Peoples Bank since 1994 and 1990, respectively, and as Vice Chairman of the Board of Directors of both companies since 2013. Mr. Broughton is the son of the late Carl L. Broughton, who served on the Board of Directors of Peoples from 1980 to 1996 and the Board of Directors of Peoples Bank from 1947 to 1989.
“I am grateful for the opportunity to have served as a director the past 33 years and as Vice Chairman the past 11 years,” said Broughton. “Like my father before me, I have always believed that a healthy and vibrant Peoples Bank is absolutely necessary to the economic development of Marietta and other communities served by the bank. I will miss working with the talented associates of Peoples and my colleagues on the Board and am proud of what we have accomplished together over the years. I look forward to continue being a customer and shareholder of Peoples and promoting the bank’s interests in the Marietta area.”
Commenting on Mr. Broughton’s retirement, Peoples’ Chairman of the Board, Susan D. Rector, said, “On behalf of the Board of Directors, I want to thank George for his years of service and many valuable contributions to the success of Peoples. We wish him continued personal and professional success in the future.”
Chuck Sulerzyski, Peoples’ President and Chief Executive Officer, said, “On behalf of all the associates of Peoples, I would like to thank George for the leadership he has provided the company during his time as a director and as Vice Chairman. During his tenure, Peoples weathered many storms, including the Great Recession and COVID-19, and experienced significant growth, both organically and through acquisitions.”
Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $7.2 billion in total assets as of December 31, 2022, and 130 locations, including 113 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE